UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2007 (May 1, 2007)
CITIZENS & NORTHERN CORPORATION

(Exact name of registrant as specified in its charter)
PENNSYLVANIA

(State or other jurisdiction of incorporation)

000-16084	23-2451943

(Commission file number)	(IRS employer ID)

90-92 South Main Street, Wellsboro, Pennsylvania	16901

(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code —      (570) 724-3411
NONE

(Former name, address and fiscal year, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On May 1, 2007, Citizens & Northern Corporation (the “Corporation”) completed its acquisition of Citizens Bancorp, Inc. (“Citizens”) pursuant to the previously announced Agreement and Plan of Merger, dated as of December 21, 2006, between the Corporation and Citizens (the “Merger Agreement”).
     In accordance with the terms of the Merger Agreement, the shareholders of Citizens are entitled to receive, for each share of Citizens common stock they own, (a) $28.57 cash; or (b) 1.297 shares of common stock of the Corporation. As a result of the transaction, the Corporation will issue approximately 637,555 shares of its common stock to former shareholders of Citizens.
     In connection with the transaction, Citizens Trust Company (“Citizens Trust”), a subsidiary of Citizens, has merged with and into Citizens & Northern Bank (“C&N Bank”), a subsidiary of the Corporation.
     A copy of the press release announcing the consummation of the acquisition is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     In accordance with the Merger Agreement, Charles H. Updegraff, Jr., formerly Chairman, President and Chief Executive Officer of Citizens and Citizens Trust, has been appointed to serve as a Class I director of the Corporation, effective May 1, 2007, with a term of office through the 2009 annual meeting of shareholders. Mr. Updegraff has also been named to serve on the Executive Committee of the board of directors and as a director of C&N Bank.
     Additionally, by virtue of the merger, the Corporation has succeeded to the interests of Citizens with respect to that certain employment agreement dated December 30, 2002 between Citizens and Mr. Updegraff, as subsequently amended by an addendum dated December 21, 2006 between Citizens, Mr. Updegraff and the Corporation, effective May 1, 2007 (as amended, the “Employment Agreement”).
     The Employment Agreement provides that Mr. Updegraff will serve as Chief Operating Officer of C&N Bank for a current term expiring on December 31, 2009, with annual automatic three-year renewals, subject to the right of each party to terminate the automatic renewal and thereby fix the expiration of the term. The Employment Agreement provides for a base salary at an annual rate equal to Mr. Updegraff’s current base salary rate ($187,100.00), subject to increase or decrease from time to time at such intervals and by the same percentages as may be authorized by the board of directors generally with respect to base salary increases or decreases for executive officers. Finally, the Employment Agreement provides for Mr. Updegraff’s participation in certain benefit and incentive programs adopted by the board of directors, as well as for compensation in the event of Mr. Updegraff’s termination without cause, change in employment conditions following a change-in-control, or disability.

     The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.
     Except for the foregoing, there was no arrangement or understanding between Mr. Updegraff and any other person pursuant to which he was selected as a director. The Corporation is unaware of any transaction between Mr. Updegraff and the Corporation requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits
99.1	Press Release issued May 1, 2007

99.2	Employment Agreement of Charles H. Updegraff, Jr., as amended
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Citizens & Northern Corporation

Date: May 1, 2007	/s/	Craig G. Litchfield

Craig G. Litchfield, Chairman, President and Chief Executive Officer